Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

MEIRAGTX HOLDINGS PLC

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2018 Incentive Award Plan	Equity	Ordinary Shares, nominal value $0.00003881 per share	Rules 457(c) and 457(h)	8,412,566 (2)	$5.97(3)	$50,223,018.30	$0.00015310	$7,689.14
	Total Offering Amounts					$50,223,018.30		$7,689.14
	Total Fee Offsets							$ —
	Net Fee Due							$7,689.14

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional ordinary shares of MeiraGTx Holdings plc (the “Registrant”), nominal value $0.00003881 per share (“Ordinary Shares”), which may become issuable under the MeiraGTx Holdings plc 2018 Incentive Award Plan (the “2018 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of additional Ordinary Shares that may become issuable under the 2018 Plan pursuant to its terms.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Orindary Shares as reported on the Nasdaq Global Select Market on March 11, 2025.